Exhibit 99.1

Trinity Merger Corp. Announces Pricing of $300 Million Initial Public Offering

HONOLULU, May 15, 2018 — Trinity Merger Corp. (the “Company”) announced today the pricing of its initial public offering of 30,000,000 units at $10.00 per unit.  The units will be listed on The NASDAQ Capital Market (“NASDAQ”) and trade under the ticker symbol “TMCXU” beginning May 15, 2018.  Each unit consists of one share of the Company’s Class A common stock and one redeemable warrant of the Company.  Each warrant is exercisable to purchase one share of the Company’s Class A common stock at a price of $11.50 per share.  Once the securities comprising the units begin separate trading, the Class A common stock and warrants are expected to be listed on NASDAQ under the symbols “TMCX” and “TMCXW,” respectively.

B. Riley FBR, Inc. is acting as sole book running manager for the offering.  The Company has granted the underwriter a 45-day option to purchase up to 4,500,000 additional units at the initial public offering price to cover over-allotments, if any.

The public offering is being made only by means of a prospectus.  When available, copies of the prospectus relating to the offering may be obtained from: B. Riley FBR, Inc., Attention: Prospectus Department, 1300 14th Street North, Suite 1400, Arlington, VA 22209, or by telephone at (800) 846-5050 or by email at prospectuses@brileyfbr.com.

A registration statement (including a preliminary prospectus) relating to the securities has been declared effective by the U.S. Securities and Exchange Commission (the “SEC”) on May 14, 2018.  This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Trinity Merger Corp.

Trinity Merger Corp. is a special purpose acquisition company formed by HN Investors LLC, an affiliate of Trinity Real Estate Investments LLC, for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses.  While the Company may pursue an initial business combination target in any business or industry, it expects to focus its search on acquiring an operating company or business with a real estate component (such as a business within the hospitality, lodging, gaming, real estate or property services, or asset management industries).

Contact:

Jason Chudoba or Megan Kivlehan
Jason.Chudoba@icrinc.com | 646.277.1249
Megan.Kivlehan@icrinc.com | 646.677.1807

Cautionary Note Concerning Forward-Looking Statements

This press release contains statements that constitute “forward-looking statements,” including with respect to the proposed initial public offering and the anticipated use of the net proceeds thereof.  No assurance can be given that the offering discussed above will be completed on the terms described, or at all, or that the net proceeds of the offering will be used as indicated.  Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s registration statement and preliminary prospectus for the Company’s offering filed with the SEC.  Copies are available on the SEC’s website, www.sec.gov.  The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.